Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named as a nominee to the board of directors of Save Foods, Inc. in its Registration Statement on Form S-1, and any amendments or supplements thereto, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ Udi Kalifi
Udi Kalifi
March 2, 2021